Exhibit 99.1

Rent-A-Center, Inc. Reports October Key Operating Metrics
Plano, Texas, November 16, 2017 -- Rent-A-Center, Inc. (the “Company") (NASDAQ/NGS: RCII) today announced key operating metrics for its Core U.S. and Acceptance NOW (“ANow”) businesses for October 2017. The Company also announced that, in light of the ongoing review of strategic and financial alternatives by its Board of Directors originally announced on October 30, 2017, the Company has determined to discontinue the monthly reporting of key operating metrics, until further notice.
Core U.S.

•	Same Store Sales: (3.4%)

•	Delinquencies: 6.9%, flat versus prior month, 180 basis points favorable versus prior year

•	Average Monthly Rate of New Agreements: 14.2% favorable versus prior year

•	Co-worker Turnover: 84.3% and 24.1 percentage points favorable versus prior year
Acceptance NOW

•	Same Store Sales: 4.7%

•	Delinquencies: 11.3%, 10 basis points unfavorable versus prior month, 280 basis points unfavorable versus prior year

In the Core U.S. segment, October same store sales continued improving sequentially for a sixth consecutive month, with an 80 basis point improvement from September. Lower seasonality negatively affected same store sales as compared to the prior year period, due to an extra Saturday in October 2016. Delinquencies were down 180 basis points versus prior year. The average monthly rate of new agreements was $117.64, up 14.2 percent versus prior year, and the average monthly rate of all agreements was $115.80, up 7.1 percent versus prior year.

Despite a decline in new rental agreements compared to last year, the pace of returns declined at a greater rate resulting in a net increase in the overall rental portfolio in October relative to last year. The higher quality rental portfolio has resulted in less agreement returns and improved customer retention and ownership rates. The new product assortment strategy has also increased the percentage of new product in the stores, which was up 700 basis points versus prior year in October. Although the Company’s product assortment includes more aspirational product versus prior year, there are still lower priced products available for customers that prefer lower rates.

The Company rolled out a customer experience management program called “Voice of the Customer” in October. The program is providing better visibility to customer experience opportunities at the store level, and feedback loops enabling root cause analysis and insights on how to provide a differentiated customer experience and building a customer-first culture. Co-worker turnover improved by 230 basis points sequentially in October. The more tenured workforce, improvements in customer feedback and training, and increased new inventory in stores puts the Company in a better position to drive agreement volume growth entering the holiday season.

In Acceptance NOW, same store sales were up 4.7 percent in October and represents about one third of all staffed locations since the calculation excludes new stores, locations impacted by transferred agreements, and those impacted by the hurricanes. Delinquencies were at 11.3 percent in October and were 10.3 percent excluding Conn’s and HHGregg agreements. The Conn’s and HHGregg agreements

Exhibit 99.1

have been more difficult to collect on than anticipated and locations that received transferred agreements from those closures have also struggled to maintain collections on their existing portfolios.

The Company is still in the early stages of implementing strategies to improve the Acceptance NOW business model and reduce delinquencies. Decision engine enhancements were made over the last several weeks that are showing better first payment default rates and are expected to reduce delinquencies and loss rates as the new agreements become a material part of our portfolio.
Metric Definitions
Core U.S.

•	Same Store Sales - year over year revenue performance on comparable stores.

•
Delinquencies - percent of customer agreements greater than 7 days past due. Starting in September of 2017, the Company started the process of charging off late stage delinquent customers earlier in the month in order to improve workforce efficiency. This change benefitted the delinquencies numbers in September of 2017 by approximately 40 basis points.

•	Average Monthly Rate of New Agreements - average monthly rental rate for agreements originated in the period.

•	Co-worker Turnover - annualized year to date store co-worker turnover.
Acceptance NOW

•	Same Store Sales - year over year revenue performance on comparable stores.

•	Delinquencies - percent of customer agreements, in staffed locations, greater than 32 days past due.
Same Store Sales

•
Given the recent hurricanes, the Company instituted a change to the same store sales store selection, excluding geographically impacted regions for 18 months. This change will ensure the same store sales figure continues to accurately reflect the underlying performance of the business.

About Rent-A-Center, Inc.

A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates stores in the United States, Mexico, Canada and Puerto Rico, and Acceptance NOW kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of rent-to-own stores operating under the trade names of “Rent-A-Center”, “ColorTyme”, and “RimTyme”. For additional information about the Company, please visit our website at www.rentacenter.com.

Exhibit 99.1

Forward-Looking Statements

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” “believe,” or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company’s current and potential customers; changes in the unemployment rate; uncertainties concerning the outcome, impact, effects and results of the Company's exploration of its strategic and financial alternatives; difficulties encountered in improving the financial and operational performance of the Company’s business segments; the Company’s chief executive officer and chief financial officer transitions, including the Company’s ability to effectively operate and execute its strategies during the interim period and difficulties or delays in identifying and/or attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company’s store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions caused by the operation of the Company’s store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company’s ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company’s supply chain; limitations of, or disruptions in, the Company’s distribution network; rapid inflation or deflation in the prices of the Company’s products; the Company’s ability to execute and the effectiveness of a store consolidation, including the Company’s ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company’s available cash flow; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company’s brand; uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company’s ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and the Company's dividend policy and any changes thereto, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1

Contact for Rent-A-Center, Inc.:
Daniel O’Rourke
VP - Finance, Investor Relations and Treasury
(972) 801-1104
InvestorRelations@rentacenter.com